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                                                                   EXHIBIT 10(g)


                               FIRST BANKS, INC.
                         MANAGEMENT SERVICES AGREEMENT

         This Management Services Agreement (the "Agreement") is made this ___ day of October, 1995, by and between First Commercial Bank, a California banking corporation (the "Bank") and First Banks, Inc., a Missouri corporation ("First Banks").

         WHEREAS First Banks is a multi-bank and thrift holding company which provides certain services to its subsidiary financial institutions on a centralized basis and is willing to provide such services to Bank, and

         WHEREAS the Bank is currently operating as a commercial and retail bank in the State of California, and desires to avail itself of such centralized services in connection with its operations,

         THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, First Banks and the Bank hereby agree as follows;

Services to be performed:

         First Banks shall undertake to perform certain services for the benefit of the Bank including, but not limited to those services enumerated below. These services may be provided by employees of First Banks, any subsidiary of First Banks, or external sources retained by First Banks on behalf of the Bank and/or its affiliates. First Banks will prepare a monthly statement to the Bank indicating the nature of the services performed and the fees charged for such services.

         Services performed by employees of First Banks will be billed to the Bank on the basis of actual hours required to perform the services using standard hourly rates established for each type of service. The hourly rates in effect as of the date of this Agreement are listed in Attachment A. These rates will be reviewed periodically and adjusted as necessary to reflect First Banks' current costs in delivering the services, but may only be adjusted once during any calendar year. The Bank will be provided at least ninety (90) days' notice prior to any change in the hourly rates to be used. The Bank may terminate this Agreement at any time if any rate increase is deemed excessive by the Bank's Board of Directors.

         Services performed by employees of subsidiaries of First Banks (excluding those services separately provided for under that certain Cost Sharing Agreement by and among First Bank & Trust, First Commercial Bank and First Commercial Bancorp dated __, 1995) may be rendered directly to the Bank or to First Banks for the benefit of the Bank. Such services will be charged by the subsidiary delivering the service based on actual hours required to perform the services using the same standard hourly rates used for employees of First Banks. A subsidiary providing services will receive credit on its monthly management fees statement for the amount charged for the services.

         Services provided by external sources will be charged to the Bank at First Banks' cost. Services which benefit more than one subsidiary of First Banks will be allocated between them using the basis deemed most appropriate for the particular service and the charge for that service.
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Management Services Agreement, continued
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         All services provided are subject to oversight and review by the
Bank's Board of Directors, and will be coordinated with appropriate Bank management personnel. In addition, services provided by independent certified public accountants and First Banks' internal audit staff will be reported to the Banks' Board of Directors and be subject to the prior approval, supervision and direction of the Board or the Audit Committee thereof.

Included in the services to be provided will be the following:

1. Lending:
         a. Loan review
         b. Loan administration and support
         c. Loan and business development
         d. Loan servicing
         e. Loan collection and workout
         f. Other lending activities
2. Human resources:
         a. Human resources administration
         b. Records and compliance
         c. Employee recruiting and training
         d. Payroll administration and benefits
         e. Other human resources activities
3. Corporate audit:
         a. Assisting external auditors
         b. Internal auditing
         c. Compliance and Community Reinvestment Act assistance
         d. Assisting examinations and replies to reports
         e. Other audit activities.
4. General accounting:
         a. Regulatory examinations and compliance
         b. Income tax returns and tax audits
         c. Estimated tax payments and tax accruals
         d. State and local taxes
         e. Fixed asset records and accounting
         f. General accounting assistance
         g. Regulatory reporting
         h. SEC reporting and compliance
         i. Systems and procedures
         j. Other accounting activities
5. Asset/liability management
6. Investments, in accordance with and subject to the Bank's Investment Policy
7. Planning and budgets
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Management Services Agreement, continued
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8. Branch administration:
         a. Marketing and business development
         b. Branch operations
         c. Customer service and training
         d. Other branch administration activities
9. Purchasing and accounts payable
10. Preparation for and participation in meetings

         In addition, First Banks will contract for certain services to be provided to the Bank and its affiliates, which may be charged through management fees, or through separate direct charges to the Bank. These will include advertising and promotional expenses, property and liability insurance, Certain external legal, audit and tax assistance, and employee benefit programs. Any and all services and charges therefor outside the terms of this Agreement will be discussed with the management and/or Board of the Bank, implemented and billed separately.

         Notwithstanding anything else contained in this Agreement to the contrary, any such insurance policy, employee benefit plan or other program or service to be provided or rendered by First Banks or any subsidiaries or affiliates of First Banks pursuant to this Agreement shall be provided on terms and conditions, including audit standards, that are substantially the same, or at least as favorable to the Bank as then prevailing at the time for comparable transactions with or not involving other nonaffiliated companies, or in the absence of comparable transactions, on terms and under circumstances, including audit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies.

         Travel expenses associated with performance of management services will be charged to the Bank based on the expense reports received from the employees. Travel time, or other non-productive time, will not be charged to the Bank.

Billing of fees:

         First Banks shall prepare and submit to the Bank a monthly bill for services rendered indicating the nature of services provided and the charges therefore in sufficient detail to provide the Bank a basis for evaluating the cost/benefit of items charged. At a minimum, bills will indicate each of the services listed above, the hours charged for each, the related rate per hour, and the amount charged for each. It shall be the responsibility of First Banks to maintain time reports, worksheets and summaries supporting the amounts billed. These will be furnished to the Bank and/or its examiners or auditors upon request.

         Amounts billed will be payable to First Banks by either a direct charge to the Bank's account at First Bank (Missouri), or, if appropriate, a credit to that account on the last day of the month following the month in which the services were performed. Management fee statements will be provided to the Bank at least five working days prior to payment. If the Bank disputes any amounts
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Management Services Agreement, continued
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billed, it will provide First Banks with an explanation of its disagreement and a solution for resolving the dispute. If the Bank is unable to reach an agreement with First Banks with respect to the disputed items, it will be settled by a decision reached between the Presidents or Chief Financial
Officers of the Bank and First Banks.

         The Bank shall make available to First Banks all records, facilities and personnel necessary to enable First Banks to perform the services required, which records and other materials shall be returned to the Bank when the services are completed. First Banks shall furnish the necessary forms and instructions to the Bank's personnel.

         First Banks shall give the same care to Bank's work as it gives to its own work. However, First Banks does not warrant the work free of error, and shall be liable only for First Bank's own gross negligence or willful misconduct or that of its subsidiaries and/or affiliates other than the Bank.

         The services performed under this Agreement by First Banks will be subject to the regulations and examination of the federal or state agencies having supervisory jurisdiction over the Bank and its affiliates and First Banks to the same extent as if such services were being performed solely by the Bank on its own premises. The provisions of this Agreement are subject to the approval, modification, regulation or ruling of any governmental agency having jurisdiction over the Bank or First Banks or its affiliates. This Agreement shall be binding upon the parties and their successors or assigns, and may only be amended or modified by a writing executed by the parties hereto.

         First Banks will hold in confidence all information relating, to the Bank's assets, liabilities, business or affairs, or those of any of its customers, which is received by First Banks in the course of rendering the services hereunder. It will make the same effort to safeguard such information as it does to protect its own proprietary data. First Banks and its subsidiaries will not use any proprietary information regarding the Bank for their own benefit or that of any affiliate, and all confidential information obtained during the term of this Agreement will be returned to the Bank upon its termination.

         The term of the Agreement is for one year, but it shall be automatically renewable for additional periods of one year each unless the Bank shall give written notice of termination prior to the end of any term. The Agreement is terminable by Bank at any time upon thirty (30) days' prior written notice to First Banks.

         This Agreement shall be binding upon the parties and their successors or assigns, and may only be amended by a writing executed by both parties.
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Management Services Agreement, continued
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         IN WITNESS WHEREOF, the parties hereto have, by their duly authorized officers executed this Agreement this ____ day of October, 1995

FIRST COMMERCIAL BANK

By
Its

FIRST BANKS, INC

By
Its